UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 13, 2005

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way
Coburg, Oregon 97408

(Address of principal executive offices, including zip code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On July 13, 2005, Monaco Coach Corporation announced the shutdown of Royale Coach, the Company’s luxury bus conversion subsidiary located in Elkhart, Indiana.  Production at the Royale Coach facility will cease in November 2005.

The Company anticipates recording one-time pre-tax charges in the third quarter of 2005, totaling approximately $1.5 million to $1.75 million for expenses associated with the closure of the Royale Coach operations.  One-time personnel related costs, including severance benefits, are expected to be approximately $30,000 to $50,000.  Lease contract termination and related costs are expected to be approximately $100,000 while the write-off of equipment and inventory is expected to be between $175,000 to $200,000.

In connection with the Royale closure, Monaco expects to repurchase new bus conversion inventory from its exclusive dealer, Buddy Gregg Motor Homes, for approximately $7.3 million.  Monaco expects to incur approximately $1.2 million to $1.3 million in costs associated with selling repurchased buses and buses recently completed together with those units currently in production.

All costs associated with the closure of the Royale Coach facility, other than write-offs of between $175,000 - $200,000, will be future cash expenditures.

Item 9.01.        Financial Statements and Other Exhibits

(c)       Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 13, 2005 announcing the closure of the Royale Coach bus conversion subsidiary located in Elkhart, IN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2005	MONACO COACH CORPORATION

	By:	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 13, 2005 announcing the closure of the Royale Coach bus conversion subsidiary located in Elkhart, IN.